July 9, 2009

YRC Worldwide Reaches Tentative Agreement with Teamsters

OVERLAND PARK, KAN.—YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it has reached a tentative agreement with the International Brotherhood of Teamsters (IBT) leadership to modify the terms of the current labor agreement for its employees covered by the National Master Freight Agreement. The proposed changes are designed to reduce the company’s cost structure and preserve operating capital.

“We appreciate the ongoing willingness of the Teamsters leadership to work with the company to identify ways to improve the financial position of YRC Worldwide during this severe economic recession,” said Mike Smid, President of YRC Inc. and Chief Operations Officer of YRC Worldwide.” Our employees are the most dedicated and professional in the industry, and their continued loyalty to serving our customers remains unrivaled.”

Details surrounding the tentative agreement are expected to be available next week following further discussions with labor leadership. The modified agreement will be voted on by YRC Worldwide employees who are represented by the IBT.

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Certain statements in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (each a “forward-looking statement”). Forward-looking statements include those preceded by, followed by or include the word “would” or similar expressions. The company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) whether the employees covered by the National Master Freight Agreement ratify the modification to that agreement, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Logistics, New Penn, Holland, Reddaway and YRC Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 49,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com